Exhibit 99.1

[Esoft Letterhead]

March 27, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Dear Securities and Exchange Commission:

        Arthur Andersen LLP has audited the consolidated financial statements of eSoft, Inc. as of December 31, 2001, and for the year then ended and has issued its report thereon dated January 25, 2002. Arthur Andersen LLP has represented to us in a letter dated March 25, 2002 that their audit of the financial statements of eSoft, Inc. was subject to their quality control system for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, and that there was availability of national office consultation. The letter further states that the availability of personnel at foreign affiliates of Arthur Andersen LLP was not relevant to this audit.

Very truly yours,

/s/ Amy Beth Bennett

Amy Beth Bennett
Vice President, Finance